Exhibit 10.4

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit.***

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of July 8, 2026 and made effective as of June 30, 2026 (the “First Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and KYVERNA THERAPEUTICS, INC., a Delaware corporation with offices located at 5980 Horton St., Suite 200, Emeryville, CA 94068 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of October 31, 2025 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement entered into pursuant to the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.
Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.
2.
The parties hereby acknowledge and agree that on the Initial Funding Date, the Lenders made Term A Loans to Borrower in an aggregate amount of Twenty Five Million Dollars ($25,000,000.00) in accordance with the terms of the Loan Agreement, according to the Lenders’ applicable Pro Rata Share. The parties hereby further acknowledge and agree that such amount remains outstanding on the date hereof.
3.
Section 2.5(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b) Facility Fee. A non-refundable facility to be shared between the Lenders pursuant to their respective Commitment Percentages payable as follows: (i) an amount equal to […***…]% of the principal amount of the Term A Loans funded on the Initial Funding Date shall be fully earned as a facility fee with respect to such Term A Loans and become due and payable on the Initial Funding Date; (ii) with respect to any Term A Loans funded after the Initial Funding Date, an amount equal to […***…]% of the principal amount of such Term Loan funded shall be fully earned as a facility fee with respect to such Term Loan and due and payable on the Funding Date of such Term Loan; and (iii) an amount equal to […***…]% of the principal amount of any Term Loans that are not Term A Loans shall be fully earned as a facility fee with respect to such Term Loan and due and payable on the Funding Date of such Term Loan.

4.
Section 2.5(d) of the Loan Agreement is hereby amended by deleting the text “and” at the end of Section 2.5(d), replacing the text “.” at the end of Section 2.5(e) with “; and” and adding the following Section 2.5(f) at the end thereof:

(f) Non-Utilization Fee. (i) If, the Borrower has not requested to draw the entire aggregate amount of the Term A Loans on or before December 31, 2026, a fully earned, non-refundable non-utilization fee equal to one percent (1.00%) of the aggregate undrawn amount of the Term A Loans, which non-use fee shall be due and payable on January 5, 2027, to be shared between the Lenders in accordance with their applicable respective Pro Rata Shares.

(ii) If the Second Draw Period commences but the Borrower has not requested to draw the entirety of the Term B Loans on or before the earlier of (x) the date that is 90 days immediately after the commencement of the Second Draw Period and (y) September 30, 2027 a fully earned, non-refundable non-utilization fee equal to one percent (1.00%) of the aggregate undrawn amount of the Term B Loans, which non-use fee shall be due and payable on October 5, 2027, to be shared between the Lenders in accordance with their respective Pro Rata Shares.

5.
Subject to and effective upon the Term A Loan Full Funding, Section 2.2(a)(iii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(iii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Third Draw Period Phase 1, to make term loans to Borrower in an aggregate amount up to Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto, and during the Third Draw Period Phase 2, to make term loans to Borrower in an aggregate amount up to Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”). After repayment, no Term C Loan may be re-borrowed.

6.
Subject to and effective upon the Term A Loan Full Funding, Section 6.10(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Borrower shall achieve the following, to be tested as of the last day of the applicable quarter, on a consolidated basis with respect to Borrower and its Subsidiaries: Beginning with the quarter ending on the Financial Covenant Testing Date, trailing three-month net product sales as determined in accordance with GAAP from the sales of Borrower’s product KYV-101 of not less than the respective amounts for the applicable periods set forth Schedule 2 (which represent […***…]% of Borrower’s projected net product sales for Borrower’s product KYV-101 for the applicable periods).

7.
Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions therein in alphabetical order:

“Capital Raise Event” means the sale and issuance of equity securities or equity-linked instruments by Borrower, issuance of Subordinated Debt by Borrower and/or receipt of “up front” or milestone payments by Borrower in connection with a joint venture, licensing, collaboration or other partnering transaction entered into by Borrower.

“First Amendment Date” is July 8, 2026.

“Financial Covenant Testing Date” is (i) June 30, 2027, if the Term A Loan Full Funding has not occurred or, on or after June 15, 2026 and before June 30, 2027, Borrower does not receive unrestricted gross cash proceeds of at least […***…] Dollars ($[…***…]) from one or more Capital Raise Events, (ii) September 30, 2027, if the Term A Loan Full Funding has occurred and, on or after June 15, 2026 and before June 30, 2027, Borrower receives unrestricted gross cash proceeds of at least […***…] Dollars ($[…***…]) but less than […***…] Dollars ($[…***…]) from one or more Capital Raise Events, or (iii) December 31, 2027, if the Term A Loan Full Funding has occurred and, on or after June 15, 2026 and before September 30, 2027, Borrower receives unrestricted gross cash proceeds of at least […***…] Dollars ($[…***…]) from one or more Capital Raise Events.

“Term A Loan Full Funding” is the Lenders making the Term A Loans to Borrower in the aggregate principal amount of Forty Million Dollars ($40,000,000.00), in accordance with their respective Pro Rata Shares, prior to the conclusion of the First Draw Period.

8.
Section 13.1 of the Loan Agreement is hereby amended by amending the following definition therein as follows:

“Cash Covenant Commencement Date” is February 28, 2027.

“First Draw Period” is the period commencing on the Initial Funding Date and ending on the earliest of (i) the occurrence of an Event of Default, (ii) December 31, 2026, and (iii) the funding of the Term B Loans.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Warner Biddle as of the First Amendment Date, (ii) Chief Financial Officer, who is Greg Martini, as of the First Amendment Date, and (iii) Chief Medical Officer, who is Naji Gehchan, M.D., as of the First Amendment Date.

9.
Subject to and effecting upon the Term A Loan Full Funding, Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Second Draw Period” is the period commencing on the date of the occurrence of the Second Draw Period Commencement Event and ending on the earliest of (i) the date that is ninety (90) days immediately after the commencement of the Second Draw Period, (ii) September 30, 2027 and (iii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the Second Draw Period Commencement Event an Event of Default has occurred and is continuing.

“Second Draw Period Commencement Event” is the […***…] by Borrower, on or prior to September 30, 2027, of […***…].

“Third Draw Period Phase 1” is the period commencing on the date of the occurrence of the Third Draw Period Phase 1 Commencement Event and ending on the earliest of (i) the date that is ninety (90) days immediately after the occurrence of the Third Draw Period Phase 1 Commencement Event, (ii) March 31, 2028 and (iii) the occurrence of an Event of Default; provided, however, that the Third Draw Period shall not commence if on the date of the occurrence of the Third Draw Period Phase 1 Commencement Event an Event of Default has occurred and is continuing.

“Third Draw Period Phase 1 Commencement Event” is the occurrence of the following prior to March 31, 2028 and after the Effective Date: achievement by Borrower of […***…]of […***…] ($[…***…]) from the sale of Borrower’s product KYV-101 (including as tested at the end of the month immediately preceding the month in which the Term C Loans during the Third Draw Period Phase 1 are made).

“Third Draw Period Phase 2” is the period commencing on the date of the occurrence of the Third Draw Period Phase 2 Commencement Event and ending on the earliest of (i) the date that is ninety (90) days immediately after the occurrence of the Third Draw Period Phase 2 Commencement Event, (ii) March 31, 2028 and (iii) the occurrence of an Event of Default; provided, however, that the Third Draw Period shall not commence if on the date of the occurrence of the Third Draw Period Phase 2 Commencement Event an Event of Default has occurred and is continuing.

“Third Draw Period Phase 2 Commencement Event” is the occurrence of the following prior to March 31, 2028 and after the Effective Date: receipt of positive data from the […***…] clinical trial for Borrower’s product KYV-101 for the treatment of […***…], which data is supportive of continued clinical advancement with a commercially viable product profile for KYV-101 for the treatment of […***…].

10.
Limitation of Amendment.
a.
The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.
b.
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.
11.
To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:
a.
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;
b.
The execution, delivery and performance by Borrower of this Amendment and the Loan Agreement as amended by this Amendment have been duly authorized;
c.
The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
d.
The execution, delivery and performance by Borrower of this Amendment have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower, or any of its property or assets may be bound or affected; or (iv) constitute an event of default under any material agreement by which Borrower or any of its property, is bound;
e.
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b) of the Loan Agreement; and
f.
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
12.
Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.
13.
The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity (other than claims relating to fraud), which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.
14.
This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) Borrower’s payment of a fully earned, non-refundable amendment fee to Collateral Agent in an amount equal to One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500.00) and (c) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof for which Borrower has received an invoice at least one Business Day prior to the date hereof, which may be debited (or ACH’d) from the Designated Deposit Account in accordance with Section 2.3(d) of the Loan Agreement.
15.
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.
16.
This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Loan Agreement to be executed as of the date first set forth above.

BORROWER:

KYVERNA THERAPEUTICS, INC.

By:	/s/ Greg Martini
Name:	Greg Martini
Title:	Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Executive Vice President

LENDER:

OXFORD FINANCE FUNDING XIII, LLC, as Lender

By: Oxford Finance LLC, as servicer

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Executive Vice President

OXFORD FINANCE CREDIT FUND FUNDING TRUST II, as Lender

By: Oxford Finance Credit Fund II LP, as servicer
By: Oxford Finance Advisors, LLC, as manager

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Executive Vice President

OXFORD FINANCE CREDIT FUND FUNDING III, LP, as Lender

By: Oxford Finance Credit Fund III LP, as collateral manager
By: Oxford Finance Advisors, LLC, as manager

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Executive Vice President